EXHIBIT 4

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this "Agreement") is made as of April 20, 2016, by and among the sellers listed on Schedule 1 hereto (each a "Seller" and collectively, the "Sellers") and MVI Partners, LLC, an Ohio limited liability company (the "Purchaser").
RECITALS
A. Each Seller is the record and beneficial owners of certain shares of the Series B Preferred Stock, $0.001 par value per share (the "Series B Preferred Stock"), of Healthwarehouse.com, Inc., a Delaware corporation (the "Company").
B. Each Seller desires to sell that number of shares of Series B Preferred Stock of the Company set forth next to its, his or her name on Schedule 1 hereto (collectively, the "Shares"), and the Purchaser desires to purchase such Shares, for the consideration set forth below and subject to all of the terms, conditions, promises, representations and warranties set forth herein.
C. The rights, preferences, restrictions and other matters relating to the Series B Preferred Stock are set forth in the Certificate of Designation filed by the Company with the Secretary of State of the State of Delaware on November 8, 2010 (the "Series B Certificate of Designation").
D. Each Seller is an "Investor" party with the other named Investors and the Company to (i) a Securities Purchase Agreement dated November 8, 2010 (the "Securities Purchase Agreement"); and (ii) an Investor Rights Agreement dated November 8, 2010 (the "Investor Rights Agreement").
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. Sale of the Shares.  Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), each Seller shall, severally and not jointly, sell, assign, transfer, convey and deliver its, his or her portion of the Shares to the Purchaser.  In addition, each Seller hereby agrees that the sale and delivery of its, his or her Shares includes the assignment to the Purchaser of the right to receive the "Accruing Dividend" on such Shares (as defined in the Series B Certificate of Designation) as accrued from January 1, 2016 through and including the Closing Date.
2. Purchase of the Shares and Payment by the Purchaser.  Subject to the terms and conditions of this Agreement, at the Closing, the Purchaser shall purchase the Shares from each of the Sellers for the Purchase Price.  At the Closing, the Purchaser shall pay to each of the Sellers cash in the total amount of their Purchase Price by wire transfer in immediately available funds to such account(s) as each of the Sellers shall designate in writing.  The term "Purchase Price" for each Seller shall mean the total amount for each Seller's Shares specified on Schedule 1, and the aggregate Purchase Price to be paid by the Purchaser to all of the Sellers for all of the Shares shall be $3,301,758.00.

3. Assignment and Assumption of Rights and Obligations.  In connection with the sale and purchase of the Shares, at the Closing: (i) each Seller shall, severally and not jointly, assign to the Purchaser all of such Seller's rights with respect to the Shares as an "Investor" under the Securities Purchase Agreement and as an "Investor" and "Holder" under the Investor Rights Agreement; and (ii) the Purchaser shall assume such rights and related obligations and agree in writing with the Company to be bound by the provisions and restrictions that apply to "Investors" under the Securities Purchase Agreement and to "Investors" and "Holders" under the Investor Rights Agreement.  This Section 3 is intended to constitute an assignment and assumption of all of each Seller's rights and obligations with respect to the Shares to and by the Purchaser under Section 6.6 of the Securities Purchase Agreement and Sections 2.9 and 6.2 of the Investors Rights Agreement.
4. Closing.  The Closing of the sale to, and purchase by, the Purchaser of the Shares (the "Closing") shall take place electronically by the mutual exchange and delivery of facsimile or portable document format (.PDF) signatures commencing at 10:00 a.m. Eastern time on the date hereof (the "Closing Date").
5. Representations and Warranties of Each Seller.  Each Seller hereby, for itself, himself, or herself, and for no other Seller, represents and warrants to the Purchaser as of the date hereof and as of the Closing Date, that:
   (a) Such Seller has all necessary power and authority under all applicable provisions of applicable law to execute and deliver this Agreement and to carry out the provisions hereof.  All action on such Seller's part required for the lawful execution and delivery of this Agreement has been taken as of the date hereof.
   (b) This Agreement has been duly and validly executed and delivered by such Seller, and constitutes the valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and/or (ii) as limited by general principles of equity that restrict the availability of equitable remedies.
   (c) The execution, delivery and performance of this Agreement by such Seller will not: (i) contravene any law, rule or regulation of any state or of the United States, or any order, writ, judgment, injunction, decree, determination or award, or cause the suspension or revocation of any authorization, consent, approval or license, presently in effect that affects or binds such Seller; or (ii) conflict with or result in a material breach of or default under any indenture or loan or credit agreement or any other agreement or instrument to which such Seller is a party or by which such Seller or its, his or her properties may be affected or bound, except, in respect of each item mentioned above, as would not have a material adverse effect on the Purchaser or the transactions contemplated hereby.

(d) The number of Shares set forth next to such Seller's name on Schedule 1 hereto are owned of record and beneficially by such Seller free and clear of any and all restrictions on transfer (other than restrictions on transfer under (i) the Securities Purchase Agreement and the Investor Rights Agreement and (ii) applicable state and federal securities laws), taxes, liens, encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands; and such Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of its, his or her Shares (other than pursuant to this Agreement).
(e) The Assignment Separate from Certificate/s (defined below), the Assignment and Assumption Agreement (defined below), and the other instruments executed and delivered by such Seller to the Purchaser pursuant to Section 8.1 will be valid and binding obligations of such Seller, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and/or (ii) as limited by general principles of equity that restrict the availability of equitable remedies, and will transfer to the Purchaser good, valid and marketable title to the Shares to be transferred by such Seller to the Purchaser pursuant to and contemplated by this Agreement, free and clear of all encumbrances whatsoever, other than those (i) under the Securities Purchase Agreement and the Investor Rights Agreement, (ii) under applicable state and federal securities laws and (iii) that may be created by the Purchaser.
(f) Such Seller has not relied upon any representation or other information from the Purchaser (whether oral or written) with respect to the Company other than as set forth in this Agreement.
(g) Such Seller has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of its, his, or her Shares and has independently and without reliance upon the Purchaser or its agents made its, his or her own analysis and decision to sell the Shares.
6.         Representations and Warranties of Purchaser.  The Purchaser hereby represents and warrants to each of the Sellers as of the date hereof and as of the Closing Date, that:
(a) The Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out the provisions hereof.  All action on the Purchaser's part required for the lawful execution and delivery of this Agreement has been taken as of the date hereof.
(b) This Agreement has been duly and validly executed and delivered by the Purchaser, and constitutes the valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and/or (ii) as limited by general principles of equity that restrict the availability of equitable remedies.
(c) The execution, delivery and performance of this Agreement by the Purchaser will not: (i) contravene any law, rule or regulation of any state or of the United States, or any order, writ, judgment, injunction, decree, determination or award, or cause the suspension or revocation of any authorization, consent, approval or license, presently in effect that affects or binds the Purchaser; or (ii) conflict with or result in a material breach of or default under any indenture or loan or credit agreement or any other agreement or instrument to which the Purchaser is a party or by which the Purchaser or its properties may be affected or bound.

(d) The instrument executed and delivered by the Purchaser to the Sellers pursuant to Section 8.3 will be the valid and binding obligation of the Purchaser, enforceable in accordance with its terms.
(e) The Shares being acquired by the Purchaser are being acquired for investment for the Purchaser's own account only, and not with a view to, or for resale in connection with, any "distribution" of such Shares within the meaning of the Securities Act of 1933 (the "Securities Act").
(f) The Purchaser has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the purchase of the Shares and has independently and without reliance upon the Sellers or their agents made its own analysis and decision to purchase the Shares.
(g) The Purchaser is an "accredited investor" as defined in Rule 501(a) under the Securities Act.  The Purchaser is sophisticated and experienced in evaluating the merits and risks involving an investment in the Shares.  The Purchaser has the ability to bear the economic risks of its purchase of the Shares.
(h) The Purchaser understands and acknowledges that (i) there are restrictions on the Purchaser's ability to resell the Shares under applicable securities laws, (ii) the Shares are being offered and sold to it in reliance on one or more specific exemptions from the registration requirements of United States federal and state securities laws, and that each Seller is relying in part upon the truth and accuracy of, and the Purchaser's compliance with, the representations, warranties and understandings of the Purchaser set forth in this Agreement in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Shares; (iii) the Shares have not been registered under the Securities Act or the securities laws of any state, and may not be sold except pursuant to an effective registration statement or pursuant to a duly available exemption from such registration requirements, and (iv) any certificate representing the Shares will bear a legend describing such restrictions on transfer, including, with respect to the related Shares, the legend set forth in therein.
(i) The Purchaser's purchase of the Shares is not the result of any general solicitation or general advertising by the Sellers or any agent of the Sellers.
(j) Neither the Purchaser nor any of its affiliates has entered into or is a party to any agreement, transaction or other arrangement related to the Shares or the Company with any Seller or any of their respective Affiliates other than this Agreement and the related agreements expressly authorized herein.
(k) The Purchaser further acknowledges and agrees that any Seller or any affiliates of any Seller may now possess nonpublic information concerning the Company not known to the Purchaser, including information which any such Seller or its affiliates may have received from the Company on a confidential basis or information received from other sources (the "Confidential Information").  Such Confidential Information may include certain forecasts and projections and information relating to the transactions the Company may be conducting. The Confidential Information may or may not be material, may or may not have been publicly disclosed by or on behalf of the Company, and may or may not be available to the Purchaser from sources other than any such Seller.  The Purchaser acknowledges that such information may be material to the Purchaser's decision to purchase the Shares, and that if such information was made known to the Purchaser, it could cause the Purchaser to not proceed with, or delay the timing of, the purchaser of the Shares, or could cause the Purchaser to change the terms and conditions, including the Purchase Price, of the purchase or the Shares.  The Purchaser, on behalf of itself and its members, managers, officers, partners, limited partners, affiliates, attorneys, agents, representatives, beneficiaries, heirs, successors and assigns (collectively, the "Purchaser Related Parties"), to the maximum extent permitted by applicable law, hereby:

(i) agrees that neither any Seller nor any of their respective affiliates nor any of any such Seller's or its affiliates' respective current or former members, managers, officers, partners, limited partners, attorneys, agents, representatives, beneficiaries, heirs, successors and assigns (collectively, the "Seller Released Parties") shall have any liability to such Purchaser Related Parties with respect to, based upon, arising from, resulting from, or relating to directly or indirectly the existence, substance, possession, disclosure, or nondisclosure of any Confidential Information whatsoever, whether arising directly or indirectly, primarily or secondarily, by contract or operation of law or otherwise, including as a matter of contribution, indemnification, set-off, rescission, or reimbursement;
(ii) waives, to the maximum extent permitted by law, any right, claim or cause of action at law or in equity with respect to, arising from, based upon, resulting from or relating to directly or indirectly the existence, substance, possession, disclosure or nondisclosure of any Confidential Information, including pursuant to Sections 10(b) and 20A of the Securities Exchange Act of 1934 as amended (the "Exchange Act"), or the rules and regulations promulgated by the Securities and Exchange Commission under the Exchange Act, or of any state statute or regulation, and relinquishes all rights and remedies accorded by applicable law to a purchaser of securities with respect to the Shares to the maximum extent permitted by law, as well as all rights to participate in any claim, action or remedy others may now or hereafter have with respect to the foregoing;
(iii) forever releases and discharges the Seller Released Parties of and from any and all suits, demands, obligations, liabilities, claims and causes of action, contingent or otherwise, of every kind and nature, at law and in equity, whether asserted, unasserted, absolute, contingent, known or unknown, which such Purchaser Related Parties may have against the Seller Released Parties, or any of them, to the extent arising from, relating to, based upon, resulting from, relating to directly or indirectly, or in connection with the existence, substance, possession, disclosure or nondisclosure of any Confidential Information; and
(iv) waives any and all protections afforded by any state or federal statute or regulation that would, if enforced, have the effect of limiting the enforceability or effectiveness of the foregoing releases or other foregoing provisions of this Agreement.

7. Additional Acknowledgements and Covenants by the Sellers.  Each Seller further acknowledges and agrees that the Purchaser or affiliates of the Purchaser may now possess nonpublic information concerning the Company not known to such Seller, including Confidential Information which any such Seller or its affiliates may have received from the Company on a confidential basis or information received from other sources.  Such Confidential Information may include certain forecasts and projections and information relating to the transactions the Company may be conducting. The Confidential Information may or may not be material, may or may not have been publicly disclosed by or on behalf of the Company, and may or may not be available to such Seller from sources other than the Purchaser.  Such Seller acknowledges that such information may be material to such Seller's decision to sell the Shares, and that if such information was made known to such Seller, it could cause such Seller to not proceed with, or delay the timing of, the sale of its, his or her Shares, or could cause such Seller to change the terms and conditions, including the Purchase Price, of the sale of its, his or her Shares.  Such Seller, on behalf of itself and its members, managers, officers, partners, limited partners, affiliates, attorneys, agents, representatives, beneficiaries, heirs, successors and assigns (collectively, the "Seller Related Parties"), to the maximum extent permitted by applicable law, hereby:
(i) agrees that neither the Purchaser nor any of its affiliates nor any of the Purchaser's or its affiliates' respective current or former members, managers, officers, partners, limited partners, attorneys, agents, representatives, beneficiaries, heirs, successors and assigns (collectively, the "Purchaser Released Parties") shall have any liability to such Seller Related Parties with respect to, based upon, arising from, resulting from, or relating to directly or indirectly the existence, substance, possession, disclosure, or nondisclosure of any Confidential Information whatsoever, whether arising directly or indirectly, primarily or secondarily, by contract or operation of law or otherwise, including, without limitation, as a matter of contribution, indemnification, set-off, rescission, or reimbursement;
(ii) waives, to the maximum extent permitted by law, any right, claim or cause of action at law or in equity with respect to, arising from, based upon, resulting from or relating to directly or indirectly the existence, substance, possession, disclosure or nondisclosure of any Confidential Information, including, without limitation, pursuant to Sections 10(b) and 20A of the Securities Exchange Act of 1934 as amended (the "Exchange Act"), or the rules and regulations promulgated by the Securities and Exchange Commission under the Exchange Act, or of any state statute or regulation, and relinquishes all rights and remedies accorded by applicable law to a purchaser of securities with respect to the Shares to the maximum extent permitted by law, as well as all rights to participate in any claim, action or remedy others may now or hereafter have with respect to the foregoing;
(iii) forever releases and discharges the Purchaser Released Parties of and from any and all suits, demands, obligations, liabilities, claims and causes of action, contingent or otherwise, of every kind and nature, at law and in equity, whether asserted, unasserted, absolute, contingent, known or unknown, which such Seller Related Parties may have against the Purchaser Released Parties, or any of them, to the extent arising from, relating to, based upon, resulting from, relating to directly or indirectly, or in connection with the existence, substance, possession, disclosure or nondisclosure of any Confidential Information; and

(iv) waives any and all protections afforded by any state or federal statute or regulation that would, if enforced, have the effect of limiting the enforceability or effectiveness of the foregoing releases or other foregoing provisions of this Agreement.
8. Conditions to Purchase and Sale of the Shares.
8.1       Conditions to Obligations of Purchaser.  The obligation of the Purchaser to purchase the Shares is subject to the fulfillment or waiver of each of the following conditions on or before the Closing Date:
    (a) Representations and Warranties.  The representations and warranties of the Sellers contained in Section 5 shall be true and correct in all respects on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date.
    (b) Performance.  The Sellers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Sellers on or before the Closing Date.
    (c) Stock Certificates and Transfer Powers.  Each Seller shall deliver to the Purchaser at the Closing stock certificates representing the Shares held by such Seller along with a duly executed assignment separate from certificate (the "Assignment Separate from Certificate") in the form attached hereto as Exhibit A evidencing the transfer of such Shares, dated as of the Closing Date.
    (d) Spousal Consent.  If married, each of the Sellers shall have delivered and have had executed by their respective spouses the spousal consents attached as Exhibit B hereto.
    (e) Company Certificate.  The Company shall have delivered to the Purchaser a copy of the most recent certificate of adjustment setting forth the Series B Preferred Conversion Price as described in the Series B Certificate of Designation.
    (f) No Suspension of Trading in Common Stock.  Trading in the Company's common stock, $0.001 par value per share (the "Common Stock") shall not have been suspended (or threatened in writing to be suspended) by the Securities and Exchange Commission or the principal market on which the Common Stock is listed or quoted for trading.
8.2       Conditions to Obligations of Sellers.  The obligation of each Seller to sell the Shares held by such Seller is subject to the fulfillment or waiver of each of the following conditions on or before the Closing Date:
    (a) Representations and Warranties.  The representations and warranties of the Purchaser contained in Section 6 shall be true and correct in all respects on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date.

    (b) Performance.  The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Purchaser on or before the Closing Date.
    (c) Payment of the Purchase Price.  The Purchaser shall have delivered the consideration specified in Section 2.
8.3       Assignment and Assumption Agreement.  As a condition to the Purchaser's and the Sellers' obligations under this Agreement, the Purchaser, each Seller and the Company shall execute and deliver the Assignment and Assumption Agreement in the form attached hereto as Exhibit C on or before the Closing Date.
9. Release of Company.  As an additional specific condition to the Purchaser's obligation to purchase the Shares, the Seller Related Parties hereby forever release and discharge the Company and its affiliates and their respective stockholders, directors, officers, attorneys, agents, representatives, successors and assigns (collectively, the "Company Released Parties") of and from any and all suits, demands, obligations, liabilities, claims and causes of action, contingent or otherwise, of every kind and nature, at law and in equity, whether asserted, unasserted, absolute, contingent, known or unknown (collectively, "Claims"), which such Seller Related Parties may have against the Company Released Parties, or any of them to the extent arising from, relating to, based upon, resulting from, or in connection with any act, omission, matter, cause or thing whatsoever occurring through and including the Closing Date relating directly or indirectly to (i) the ownership by a Seller of the Shares or any common stock, warrant or other security of the Company, or (ii) the Securities Purchase Agreement or the Investor Rights Agreement.  The Company Released Parties are hereby specifically made a third party beneficiary of this Section 9.
10. Miscellaneous.
     (a) Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.
     (b) Entire Agreement; Enforcement of Rights; Amendment.  This Agreement, together with any appendices hereto, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them.  No modification of or amendment to this Agreement shall be effective unless in writing signed by the parties to this Agreement.  Any waiver, permission, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  The failure by a party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.  The Purchaser hereby covenants, acknowledges and agrees that it will not directly or indirectly cause, approve, consent to or permit the amendment of this Agreement, directly or indirectly grant any waiver with respect to any provision of this Agreement, or directly or indirectly enter into any agreement that would have the effect of amending this Agreement or waiving or modifying any provisions hereof, in each case in a manner that would disproportionately adversely affect the rights or obligations of one or more Sellers as compared to one or more of the other Sellers.

(c) Construction.  This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties, and no ambiguity shall be construed in favor of or against any one of the parties.
(d) Counterparts; Originals.  This Agreement may be executed in one or more counterparts and by PDF or facsimile, each of which shall be deemed an original and all of which together shall constitute one instrument.
(e) Consultation with Advisors.  The Sellers and the Purchaser acknowledge and agree that they each had a full and complete opportunity to consult legal, tax and business advisors and have in fact consulted such advisors with respect to this Agreement and any matters hereunder to the extent it has deemed appropriate.
(f) Publicity.  Neither the Purchaser nor any Seller shall issue or cause the publication of any press release or other public announcement with respect to this Agreement and the transactions contemplated hereby without the express prior written consent of the other party, such consent not to be unreasonably withheld.  Notwithstanding the foregoing, the parties acknowledge that the other parties may make any press release or similar announcement reasonably required so as to allow such party or any of its affiliates to comply with the disclosure requirements of any applicable securities laws.
(g) Attorneys' Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
(h) Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, nor an acquiescence therein, nor a waiver of or acquiescence in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permission, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
(i) Notices.  Unless otherwise provided, any notice required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and received: (i) on the date of personal service thereof; (ii) on the third business day after mailing, if the notice is mailed by registered or certified mail; (iii) one business day after being sent by professional or overnight courier or messenger service guaranteeing overnight delivery, with receipt confirmed by the courier; or (iv) on the date of transmission if sent by facsimile or by such other means of electronic transmission resulting in written copies, with receipt confirmed.  Any such notice shall be delivered or addressed to the parties at the addresses set forth on the signature pages hereto or at the most recent address specified by the addressee through written notice under this Section 10(i).  Failure to conform to the requirements that mailings be done by one of the above-specified methods shall not defeat the effectiveness of notice actually received by the addressee.

(j) Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.
(k) Successors and Assigns.  The terms of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, this Agreement will be assignable by Purchaser only with the prior written consent of the Sellers.
(l) Survival.  Each of the representations and warranties, covenants and agreements, set forth in this Agreement shall survive the Closing under this Agreement.
(m) Dispute Resolution.  Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be resolved exclusively through binding arbitration by a single arbitrator.  The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules & Procedures in effect at the time the demand for arbitration is made.  The arbitration called for herein shall be held at the  Chicago, Illinois office of JAMS or, if such proceeding cannot be lawfully held in such location, as near thereto as applicable law permits.  Notwithstanding the foregoing, nothing herein shall prevent a party from seeking a preliminary injunction or other form of provisional relief with respect to any dispute, controversy or claim arising out of or relating to the Agreement or the breach, termination, enforcement, interpretation or validity thereof. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY LAWSUIT, ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR TO BE DELIVERED IN CONNECTION WITH THIS AGREEMENT.
(n) Word Usage.  Unless the context of this Agreement clearly requires otherwise, (a) the masculine, feminine, and neuter genders shall each be deemed to include the others; (b) "shall," "will," "must," or "agrees" are mandatory, and "may" is permissive; (c) "or" is not exclusive; and (d) "includes" and "including" are not limiting.
(o) Section Headings.  The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

(p) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby, including, with respect to Sellers,  execution, acknowledgement and delivery of all further assignments, transfers and any other such instruments of conveyance, upon the reasonable request of the Purchasers, to confirm the sale of the Shares hereunder.
(q) Transaction Expenses.  The parties shall be responsible for their own fees and expenses related to the transactions contemplated by this Agreement.
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IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first set forth above.
"PURCHASER": MVI PARTNERS, LLC /s/ Joe Heimbrock By: Joe Heimbrock Its: Managing Director
Purchaser Address for Notices:	3299 Hughes Court Taylor Mill, KY 41015 Tel: 513-720-9511 Fax: Attn: Email: jheimbrock@mvipartners.com

Purchaser Signature Page to SPA

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

"SELLER" HWH LENDING, LLC By: /s/ Gary Singer Name: Gary Singer Title: President
Seller Address for Notices:	2200 Fletcher Avenue Suite 501 Fort Lee, NJ 07024 Tel: (201) 592-0742 Fax: (201) 224-2762 Attn: Gary Singer

Purchaser Signature Page to SPA

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.
"SELLER" MILFAM I, L.P. By: MILFAM LLC Its: General Partner By: /s/ Lloyd I. Miller, III Name: Lloyd I. Miller, III Title: Manager
Seller Address for Notices:	3300 S. Dixie Highway, Suite 1-365 West Palm Beach, FL 33405 Tel: (561) 287-5399 Fax: (619) 923-2908 Attn: Lloyd I. Miller, III E-Mail: info@limadvisory.com and eric@limadvisory.com

Purchaser Signature Page to SPA

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

"SELLER" /s/ David S. Oros DAVID S. OROS /s/ Marla T. Oros MARLA T. OROS
Seller Address for Notices:	c/o David Oros 702 W. Lake Avenue Baltimore, MD 21210 Tel: ____________________________ Fax: ____________________________ Attn: ___________________________

Purchaser Signature Page to SPA

SCHEDULE 1
SELLERS AND SERIES B PREFERRED SHARES TO BE SOLD
Name of Seller	Share Certificate Number/s Cert No. Shares	Total Number of Shares to be Sold	Purchase Price
HWH Lending LLC	B-2 164,114 B- 1,660 B-12 11,605 B-16 12,417 B-20 13,286 B-24 14,216 B-28 15,211	232,509	$1,550,879.00
MILFAM I, L.P.	B-1 164,114 B-7 1,660 B-11 11,605 B-15 12,417 B-19 13,286 B-23 14,216 B-27 15,211	232,509	$1,550,879.00
David and Marla Oros	B-4 10,582 B-5 10,582 B-9 149 B-13 1,492 B-17 1,597 B-21 1,709 B-25 1,828 B-29 1,956	29,895	$200,000.00

Total:		494,913	$3,301,758.00

Schedule